Exhibit (j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated November 17, 2021.

We also consent to the incorporation by reference of our report dated August 24, 2021, with respect to the financial statements and financial highlights of Federated Hermes Short-Intermediate Duration Municipal Trust (comprising Federated Hermes Short-Intermediate Municipal Fund) included in its Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2021, into this Post-Effective Amendment No. 73 to the Registration Statement (Form N-1A, File No. 2-72277), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 16, 2021